Exhibit 99.3

VASCO Data Security International, Inc.

Q4 2015 Earnings Conference Call

Edited Transcript

February 17, 2015

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International—VP, Corporate Communications

Ken Hunt VASCO Data Security International—Chairman, Founder and CEO

Jan Valcke VASCO Data Security International—President and COO

Cliff Bown VASCO Data Security International—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Co.—Analyst

Fred Ziegel Topeka Capital Markets—Analyst

Bridie Barrett Edison Capital—Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International Inc. Q4 and Full Year 2014 Earnings Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we’ll conduct a question-and-answer session. (Operator Instructions])

I’ll now like to turn the conference over to John Gunn. Vice President of Corporate Communications. Please go ahead, sir.

John Gunn—VASCO Data Security International—VP, Corporate Communications

Thank you, operator. Greetings, everyone and thank you for joining the VASCO Data Security fourth and full year 2014 earnings conference call. My Name is John Gunn, and I’m the Vice President of Corporate Communications. This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at www.ir.vasco.com.

Speaking first will be Ken Hunt, VASCO’s Chairman, Founder and CEO; followed by Jan Valcke, our President and Chief Operating Officer; and Cliff Bown, our EVP and Chief Financial Officer. And then we will open the call for questions from Analysts.

Please note that statements made during this conference call that relate to future plans, events or performances are forward-looking statements. Any statements containing words such as believes, anticipates, plans, expects, projects and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

In addition, please note that the date of this conference call is February 17, 2015. Any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the Federal Securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reasons.

And at this time, I will turn the call over to Ken Hunt.

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Thank you, John. And thank you everyone for joining us on the call today. VASCO’s record results for the fourth quarter and full year 2014 provide confirmation of the rising momentum of our security solutions. This growing demand is driven by increasing attacks from criminal and state sponsored hacking organizations and it is generating a need for more advanced security solutions in banking, healthcare, enterprise and application security markets.

Early in 2014, I outlined the five elements of our strategy to enhance our revenue growth. This included delivering next generation authentication and digital signature technologies, addressing the expanding demand in new applications and markets, increasing the strength of our cloud based solutions, expanding our enterprise and application security business and pursuing additional acquisitions.

I am very pleased to report that we were able to deliver on our strategy during 2014 surpassing our full year guidance and delivering record results in almost every metric. During the fourth quarter of 2014 and for the full year of 2014, we delivered the highest revenue in the Company’s history with fourth quarter revenue exceeding $60 million and full year revenue exceeding $200 million. Revenue from continuing operations for the fourth quarter of 2014 increased 44% to $62.4 million from $43.3 million in the fourth quarter of 2013 and for the full year of 2014 increased 30% to $201.5 million from $155 million for the full year 2013. Our results demonstrate our ability to execute on our strategy.

Operating income from continuing operations for the fourth quarter increased 218% to $12.7 million from $4 million reported for the fourth quarter of 2013. And for the full year 2014 increased 178% to $38.1 million from $13.7 million for the full year 2013.

The primary contributing factors to our fourth quarter and full year 2014 results include increased shipments of our core solutions to existing customers, the addition of new customers, and strong acceptance of our CrontoSign solution and our mobile solutions. CrontoSign technology utilizes a high definition color QR code to provide a unique authentication and visual transaction signing solution that is only available from VASCO. Our CrontoSign technology provides protection against the newest and most sophisticated attacks while improving the customer experience by reducing the number of steps needed to complete a transaction.

Additionally, our DIGIPASS for Apps and DIGIPASS for Mobile solutions are allowing an increasing number of banks to deliver secure and trusted online banking services to support their customers as they adopt mobile applications to supplement their current web based internet banking applications.

We finished the year with a net cash balance of $137 million and working capital of $161 million. Our continuing strong performance and increasing cash balances expand our ability to invest in growing our business by pursuing our traditional tuck-in acquisitions and potentially larger targets that may allow us to accelerate our market expansion.

I remain excited by our long-term growth opportunities. More than half of the Top 100 global banks use VASCO solutions today. And if you look at the Top 20 global banks and exclude the Chinese banks that government restrictions prevent us from selling to, all but three are using VASCO solutions to improve their security posture.

Our growth drivers are solid and include the following. Number one: headlines from major media around the world chronicle the fact that banks are under assault from criminal hacking organizations. It was announced recently that in an unprecedented cyber-attack on global banks, hackers succeeded in stealing up to a $1 billion. These attacks are coming more frequently and they are being launched using increasingly sophisticated methods. Last week’s actions by President Obama included establishing the Cyber Threat Intelligence Integration Center and signing executive orders for cyber security and it underscores the magnitude of the threat that we are helping our customers address.

Number two: there is a continuing movement to mobile everything. With the increased adoption of mobile transactions, there is increased need for our mobile security solutions from our existing customers and new ones. In a report from the Board of Governors of the Federal Reserve System, they reported 18% growth in the use of mobile banking and growth in the use of mobile payments that approached 200%. With the growing adoption of mobile transactions, there is an increasing requirement for mobile security solutions from our existing customers and new ones. Our DIGIPASS for Mobile and DIGIPASS for Apps solutions address this growing need.

Number three, we have a focus on innovation. Our CrontoSign technology is a good example of this along with the mobile solutions I just mentioned. In addition to these, we were the first to release bluetooth enabled authentication solutions for banking, and our upcoming risk-based authentication product will add intelligent behavioral analysis to the authentication process.

Those who have joined us for the last 47 earnings conference calls know that this marks our 48th consecutive quarter of delivering position operating income for our shareholders, a remarkable 12 year run that we are committed to continue to build upon. I anticipate continued success in achieving our future growth goals and executing to our long-term strategy. I feel that we have talented people, a robust technology roadmap, and new market opportunities that will allow us to continue to grow revenue and deliver the most innovative security solutions that our rapidly evolving market requires.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke—VASCO Data Security International—President and COO

Thank you, Ken. Ladies and gentlemen, As Ken shared, the fourth quarter capped a strong year of growth for VASCO that was the result of the determined efforts of a very dedicated and talented team focused on converting market opportunities.

Our results for the fourth quarter reflected a 53% increase in revenues for the banking market and 13% increase in the revenues from the enterprise and application security market. For the full year of 2014, we increased our revenues from the banking market and enterprise and application security market by 33% and 18% respectively.

Again, we demonstrated the operating leverage we have in our business model as our operating income as a percentage of revenue increased from 9% in the full year of 2013 to 19% for full year 2014. As we enter 2015, we will seek to control expenses as we implement the strategic and substantial increase in our investment in both R&D, to continue our product innovation, and in field sales and marketing to support the launch of our new solutions and our entrance into new markets.

In 2014, we experienced record order intake surpassing the previous year by more than 50%. Even without Rabobank’s sizable order for the card readers with our new CrontoSign technology, we still exceeded the previous year’s order intake by a double digit percentage.

We have four innovative solutions initiatives that are contributing to our growth and that we expect will continue to give us a competitive advantage. The first is our unique and innovative CrontoSign-based product. We believe that we are still early in the lifecycle of this product. Most of VASCO’s large customers have not yet implemented the solution and we have several proof of concept trials that have recently been started. Rabobank is an important reference customer for us. We believe that the superior security and improved user experience that Rabobank provides has appeal to a large number of organizations.

The second is our DIGIPASS for Apps and DIGIPASS for Mobile solutions that have met with positive market acceptance and have been important contributors for 2014. As both banks and merchants move into the mobile payments market, we see an increasing number of opportunities for protecting mobile access, mobile transactions and mobile payments.

Third, our Bluetooth enabled authentication and digital signature solutions that bring our high level of security to the increasing number of users of tablets and smartphones that have no USB port. Being first to market with these products is opening new market for applications and service providers in banking and other verticals. We launched the solutions in the fourth quarter of 2014 and they are performing ahead of expectations.

And the fourth is the upcoming release of our risk-based authentication solution that we anticipate we will announce in the coming quarter. VASCO’s risk based authentication offering will strengthen online banking security by using proprietary risk engines to analyze user activities and characteristics making it easier to identify cyber attacks and fraudulent transaction in real time.

In conclusion, our strong growth is driven by an increasing demand for online security. Our innovative security solutions helps banks and other organizations to defend their asset and transactions from the increasing onslaught of hackers. We are happy that our long-term strategy is delivering positive results and we remain committed to constant improvement.

Thank you. And I now will return the call to Ken.

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Thank you, Jan. At this time, I’d like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer. Cliff?

Cliff Bown—VASCO Data Security International—EVP and CFO

Thanks, Ken. And welcome to everyone on the call. As noted earlier by Ken revenues for the fourth quarter of 2014 were $62.4 million, an increase of 44% from the fourth quarter of 2013. For the full year revenues were $201.5 million, an increase of 30% from the comparable period in 2013.

Also as noted earlier by Jan, the increase in revenue for the fourth quarter of 2014 compared to 2013 reflected a 53% increase in revenues from banking market and a 13% increase in revenues from the enterprise and application security market. The increase in revenue for the full year of 2014 compared to 2013 reflected a 33% increase from the banking market and an 18% increase from the enterprise and application security market.

Revenues for the fourth quarter and full year 2014 were both negatively impacted as a result of changes in exchange rates primarily the US dollar to the euro compared to the same period in 2013. We estimate the revenues were $1.6 million and $0.2 million lower in the fourth quarter and full year 2014 respectively than it would have been had the exchange rates in 2014 been the same as in the comparable periods in 2013. While the majority of our revenues generated outside the United States, the majority of our revenue is billed in US dollars. For the fourth quarter of 2014, approximately 69% of our revenue was denominated US dollars, 27% was denominated in euros and 4% was denominated in other currencies. For the full year 2014, approximately 65% of our revenue was denominated in US dollars, 30% was denominated in euros and 5% was denominated in other currencies.

For the full year 2014, we had two customers that accounted for more than 10% of our revenue. Rabobank which was approximately 12% of our revenue and HSBC which was approximately 11% of our revenue. For the full year 2013, we only had one customer that accounted for more than 10% of our revenue, HSBC which was approximately 18% of our revenue.

The mix of revenues in 2014 compared to 2013 was more heavily weighted towards the banking market. In the fourth quarter of 2014 approximately 83% of our revenues came from the banking market compared to 79% in the fourth quarter of 2013. For the full year 2014 and 2013, approximately 83% and 82% of our revenues came from the banking market respectively.

Our revenues continue to come predominately from outside the United States, the geographic distribution of our revenue in the full year 2014 was approximately 64% from EMEA, 21% from Asia, 6% from the United States and the remaining 9% from other countries. For the full year 2013, 62% of revenue came from EMEA, 18% from Asia, 7% came from the United States and the remaining 13% from other countries.

Gross profit as a percentage of revenue for the fourth quarter and full year 2014 was approximately 57% and 63% respectively. In 2013, gross profit as a percentage of our revenue for both the fourth quarter and full year was approximately 64%. The decrease in gross margin as a percentage of revenue for the fourth quarter of 2014 compared to the fourth quarter of 2013, primarily reflected a decline in the gross margins of hardware products sold in the banking market, an unfavorable change in the mix of revenues with the percentage of revenues coming from the enterprise and application security market decreasing from 21% to 17% of our total revenue, and a decrease in gross margins related to the changes in currency exchange rates. The decrease in gross margin as a percentage of revenue for the full year 2014 primarily reflected a decline in the gross margins from hardware products solid in the banking market and an unfavorable change in the mix of revenues with revenues coming from the enterprise and application security market decreasing from 18% to 17% of our total revenue.

Gross margin on product sold reflects the specific mix of product and quantity sold in each period. As the size of the deals increase the gross margin generally declines. For the fourth quarter and full year 2014, gross margins from product sold in the banking market was approximately 8.7 and 1.8 percentage points lower, respectively, than in the same period of 2013 and was primarily due to a significant increase in card readers sold as a percentage of our total revenue. For the fourth quarter, card readers as a percentage of our total revenue increased from 15% of revenue in 2013 to 41% of revenue in 2014. For the full year, card readers as a percentage of total revenue increased from 14% of revenue in 2013 to 25% of revenue in 2014. In 2014, we experienced increased demand for our card readers that either included our CrontoSign technology or provided a high level of functionality such as those that can read both a bank card and a government issued identification card.

While our non-hardware revenue increased in absolute dollars in the fourth quarter of 2014 compared to the fourth quarter of 2013, and was driven primarily by growth in our mobile solutions and maintenance, our non-hardware revenue as a percentage to total revenue decreased from 27% in total revenue in the fourth quarter of 2013 to 23% of total revenue in the fourth quarter of 2014. As noted previously, changes in exchange rates primarily the US dollar to the euro decreased revenue and gross margins by approximately $1.6 million for the fourth quarter in 2014. The impact of changes in currency rates resulted in a decrease of gross margin as a percentage of revenue of approximately 1.1 percentage point for the fourth quarter of 2014. There were no significant changes for the full year 2014 compared to the full year 2013 and other factors that often affect our gross margins as a percentage of revenue. Non hardware related revenues as a percentage of total revenue were 27% in 2014 compared to 28% in 2013. Write-downs of inventory and non-product cost did not change material in 2014 compared to 2013.

Operating expenses for the fourth quarter 2014 were $22.6 million, a decrease of $1.2 million or 5% from the fourth quarter of 2013. Operating expenses for the full year of 2014 were $89.7 million, an increase of $3.5 million or 4% from the same period in 2013. The comparison of operating expenses in the fourth quarter of 2014 compared to the fourth quarter of 2013 was favorably impacted by the change in exchange rates again primarily the US dollar to the euro. We estimate that expenses were $1.2 million lower in the fourth quarter than it would have been had the exchange rates in 2014 than the same as in 2013. For the full year 2014, we estimate that operating expenses were $0.2 million higher in 2014 than they would have been had the exchange rates in 2014 been the same as in 2013. For the fourth quarter of 2014, operating expenses were $0.1 million or 1% in sales and marketing, decreased $1.3 million or 22% in research and development, and increased $0.1 million or 1% in general and administrative when compared to the fourth quarter of 2013.

Our average total headcount in the fourth quarter of 2014 was 31 persons or 8% lower than the average headcount in the fourth quarter of 2013. The decrease in average headcount included a decrease of 12 persons in sales, marketing and operations groups and a decrease of 16 persons in research and development and a decrease of 3 persons in general and administrative groups.

For the full year 2014, operating expenses increased $3 million or 8% in sales and marketing, decreased $1.8 million or 9% in research and development and increased $1.1 million or 5% in general and administrative when compared to the full year of 2013.

Our average total headcounts for the full year 2014 was 12 persons or 3% lower than the average headcount for full year 2013. Our average headcount for the full year of 2014 was 2 persons or 1% lower in sales, marketing and operations staff, 8 persons or 6% lower in R&D staff and 2 persons or 3% lower in general and administrative groups.

In 2014, we reduced staff in selected areas in an effort to improve profitability in those areas. The targeted reductions were made both in sales and marketing and in research and development. The reduction in sales and marketing was primarily focused on improving the profitability of the enterprise and application security business. The reduction in research and development primarily reflected additional fine tuning related to the shutdown of our engineering operations in Australia and the move of research and development activities previously done in Australia to Austria, as well as reductions related to reprioritizing projects for our services platform.

Operating income for the fourth quarter of 2014 was $12.7 million, an increase of $8.7 million or 215% from $4 million in the fourth quarter of 2013. For the full year 2014 operating income was $38.1 million, an increase of $24.4 million or 178% from $13.7 million in 2013. Operating income as a percentage of revenue or operating margin was 20% and 19% for the fourth quarter and full year 2014 respectively. In 2013, our operating margins were 9% for both the fourth quarter and full year.

The Company reported income tax expense of $1.8 million for the fourth quarter and $5.3 million for the full year 2014. The effective tax rate was 14% for both the fourth quarter and full year 2014. For 2013, the Company reported income tax expense of $0.9 million for the fourth quarter and $3.1 million for the full year. The effective tax rate was 21% for the fourth quarter and 22% for the full year of 2013. The effective tax rate in the fourth quarter of 2013 reflects the fact that we decreased the full year tax rate which had been estimated to be 23% in the third quarter to the actual rate for the full year of 22%.

The makeup of our workforce as of December 31, 2014 was 371 people worldwide with 179 in sales, marketing and customer support, 136 in research and development and 56 in general and administrative. As noted previously the average headcount for the full year 2014 was 12 persons or 3% lower than the average headcount for full year of 2013.

Our cash and working capital balances remain strong in 2014. As of December 31, 2014, our net cash balance including short-term investments in commercial paper was $137.4 million, an increase of $38.8 million or 39% from $98.6 million as of December 31, 2013. As of December 31, 2014, our working capital balance was $161 million, an increase of $36.5 million or 29% from $124.5 million at December 31, 2013. The increase in both cash and working capital resulted from our strong operating performance in 2014. Our earnings before interest, taxes, depreciation and amortization, EBITDA or operating cash flow if you will, was $44 million for the full year 2014, an increase of $25 million or 131% from full year 2013. We had no debt outstanding during the year.

Thank you for your attention. I’d now like to turn the call back to Ken.

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Thank you, Cliff. At this time, I’d like to present our guidance for 2015. Revenue for full year 2015 is expected to be in the range of $220 million to $230 million. We expect our operating income as a percentage of revenue excluding amortization of purchased intangible assets will be in a range of 17% to 20% of revenue which is in line with our operating income as a percentage of revenue for 2014. I’d like to share three additional pieces of information related to our guidance.

First, following a year of record order intake, we are entering 2015 with a backlog of approximately $113 million, more than double the backlog of $42 million that we had when we started 2014 and do in part to a particularly large order for card readers. With the overall strength of our business in 2014, however, our backlog entering 2015 would still be more than 10% higher than our backlog entering 2014 if we were to exclude the large order for card readers.

Second, as we’ve previously stated, card readers have a gross profit margin that is approximately 15 percentage points to 25 percentage points lower than other hardware related margins. We expect that the significant amount of card readers in backlog will put pressure on our gross margins as a percentage of revenue in 2015. This is reflected in the guidance on operating margin that we have provided.

Third, as you all know, we only provide annual guidance for the current year. You also know that our business is project based and influence by the timing of our large customers’ rollouts. We anticipate that large orders including those in the yearend backlog will have a positive influence on our year-over-year comparisons for the first half of 2015, but our strong performance in the second half of 2014 may result in potentially lower comparisons during the second half of 2015. This picture may change as the year progresses however as it did in 2014. We have a very active pipeline and large potential opportunities that may positively impact the second half of 2015.

Finally, I wish to share you with you that my close friend and VASCO CFO Cliff Bown has informed me of his intention to retire within the next 15 months. We’ve retained Spencer Stuart, a leading executive search firm, to assist us in securing an equally strong replacement. Cliff will remain in his position as CFO through the search and the transition period which we expect will conclude by May of 2016.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call, I’d appreciate it if you would limit your questions to an initial question plus a follow up. You have additional questions; please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions])

And our first question comes from the line of Joe Maxa from Dougherty. Please go ahead.

Joe Maxa—Dougherty & Co.—Analyst

Thank you and congrats on a nice quarter. And also it was nice to get a little more color on the guidance what you are thinking for the year, that’s helpful. Question on Rabobank. Did they start shipping in Q4? And if so it looks like that was a very significant Q4 event for you? And then I am wondering if you do expect it to continue through the rest of 2015 or is it going to be part of that front end loading that you discussed?

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Well, thank you. They did ship a fairly good amount in the fourth quarter. And they will ship during the year— during 2015 and it will — it started actually — excuse me it started in smaller amounts in Q3, a larger shipment in Q4. And it indeed will influence that heavier front end loading that you mention, Joe.

Joe Maxa —Dougherty & Co.—Analyst

So I think in their press release they said it would ship — be done by the end of the fiscal year 2015. Is that the current expectations? And do you expect it to be somewhat linear or is it going to be more in the front half? I guess that’s my underlying question.

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

It is more in the front half. They expect to conclude in the third quarter but it is more heavily weighted in the first half of the year.

Joe Maxa—Dougherty & Co.—Analyst

I see. And then I want to ask you talked a little bit about the all the awareness it is building. A lot of talk about for authentication out there in the market from various players and you had $1 billion event that we learned about over the weekend. Question on the — what you have seen in North America? Do you — are you starting to get some traction with your mobile DIGIPASS or App DIGIPASS for Mobile in North America more so than before? Just maybe little more color what are you seeing here in this country?

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Well, the United States is — it looks like they are very interested in a mobile alternative in the banking sector. And certainly our DIGIPASS for Apps and our CrontoSign technology are appealing to those prospects and customers. Jan, do you have anything else to say about that?

Jan Valcke—VASCO Data Security International—President and COO

Not so much more to add, I think that the US market certainly moving forward to mobile software solutions. Second, we see serious increase in the mobile payment, solutions that are coming more and more on the market. And we believe that will also influence our market in the banking industry.

Joe Maxa—Dougherty & Co.—Analyst

Okay. And one more if I may just on the upgrade cycle as we talked about, where do you think you are on moving to these newer generation of devices? Are we in first year out of five or middle of the upgrade cycle? What will — a little color on that please?

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

I would say it is early, fairly early, and really early, it is nascent. We have a lot of banks as you know and has been our history every three to five years the banks seemed to want something different, want something as an alternative. In this case we are talking about not only refreshing the traditional products but mobile is a kind of new incremental opportunity for us.

Joe Maxa—Dougherty & Co.—Analyst

Understood, I will get back in the queue.

Operator

And our next question comes from the line of Fred Ziegel from Topeka Capital Markets. Please proceed with your question.

Fred Ziegel—Topeka Capital Markets—Analyst

Hi, guys. So if I understand correctly we should think about as the year goes on and assuming we don’t get some huge Rabo like order from somebody else that gross margins will start to come back as the Rabo contract concludes. Is that the way to think about it?

Cliff Bown—VASCO Data Security International—EVP and CFO

I think that’s certainly the potential, Fred. The unknown here is the Cronto technology is being well accepted or there is a high level of interest in the Cronto technology. And our pipeline still has a large number of opportunities related to card readers. So the real story won’t be written until we know how all those things fit together as the year unfolds. The Rabo transactions is certainly influencing as Ken said the first part of the year but a lot of those proof of concepts that Jan referenced may also result in card reader product being sold.

Fred Ziegel —Topeka Capital Markets—Analyst

I would guess you are not going to see anything the size of Rabobank in terms of dollars. So if I look at the —if I understand from what you said or Ken said on the backlog it would like the Rabo backlog of the total is north of $50 million. You won’t get many orders that side, do you?

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Well, I can’t comment on the size of the Rabobank deal. It is a very large deal. And it represented a technology that VASCO is able to offer to Rabo and by the way others to meet the very stringent banking requirement of the banking regulators in the various countries. So we see a lot of new opportunities because of the ease of use and the strong security associated with the Cronto technology. Somewhat similar to entering 2014 where we had our largest order intake ever, we are looking at a lot of opportunities big and small that will impact that. We think will impact positively the year, how it all falls out as I mentioned we are project driven, we are at the behest of our customers and when they want to roll these things out. But we have a lot of opportunities just like we did starting in 2014 and we all know how 2014 ended up.

Fred Ziegel—Topeka Capital Markets—Analyst

And how about an update on the enterprise and application security. What’s going on there?

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Jan, will you address that please?

Jan Valcke—VASCO Data Security International—President and COO

Yes. Fred, it is one hand it is a business as usual. We have really focused a team that is only working on distributors and resellers, with easy to sell and implement a products like for ready security, and so on, working together with the likes of solutions of vendors like Cisco and Check Point. On the other hand we have a direct sales, direct touch team; direct touch means here that we go directly to the customers that are going for larger opportunities.

And application security where we go basically after applications where Company is securing transaction with their customers, quite similar to that we see in the banking. So the increase that we have seen — we have changed — you may not forget that one year ago that is mainly the department that we have reduced manpower. So we changed management, we are focusing very much on a couple of vertical markets like government like insurance like healthcare and a couple of other ones like lotteries also. And we have seen a small increase in 2014 in product sales and a larger increase in our maintenance income in that field.

Operator

And our next question comes from the line of Bridie Barrett from Edison. Please go ahead.

Bridie Barrett—Edison Capital—Analyst

Hi, thank you. I have two questions if I could. And firstly I was just wondering if you could expand a little bit on the Bank of Tokyo-Mitsubishi deal that was announced recently. I think that could potentially turnout longer term to be a significant client for you. And so I was wondering if you could may be give us some idea as to the timing of the fulfillment of that and whether or not in two or three years time, you see that bank as they may be in your top five customers?

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Well, I can’t be too specific but you are right that bank is one of the largest banks in the world. Rabobank I think is around number 29 or 30 in terms of the top banks in the world. And they all have their different timings. Their rollouts are again at their own timing so I think there is plenty of remaining opportunity with the Japanese banks in general.

Bridie Barrett—Edison Capital—Analyst

But the fulfillment is going to start throughout 2015. Is it something that will start to be delivered this year or is it — or does it take a bit longer than that?

Cliff Bown—VASCO Data Security International—EVP and CFO

This is Cliff, Bridie. I think it actually started in 2014. We got some shipments in 2014. But it is, as you pointed out, a large bank and we expected to be a very strong relationship going forward.

Bridie Barrett—Edison Capital—Analyst

Okay, thank you. That’s helpful. And then I was wondering if you won’t mind us giving us an update on the cloud solutions and if you could just fill us in on what you have been doing there For the last few months, it seems to be a little quieter.

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Yes. Jan, would you address that please.

Jan Valcke—VASCO Data Security International—President and COO

Sure. We are progressing really in the direction of a trusted identify platform. What does that mean? That means that we are collecting certificates let say passport of a citizen and we are doing then identity brokerage to different applications.

Now we are very close basically we have applied for a license over here in Belgium which would give us a unique situation. We don’t have that license yet, but we expect that to have that in the next quarter. Secondly, what does that mean, that means that applications like government applications — we secure transactions between the citizen and the government lotteries where you need to prove that you are older than 18 years, healthcare where you going to need to prove your identify to go to your personal medical record. We see that as a future oriented business for VASCO where we can then combine basically authentication and identity together and sell that as one package. In US, we are continuing in the California market mainly to work on deals. It is slow, I need to admit it, it is slow but we are very committed, working hard to get larger ASPs coming on our platform.

Operator

(Operator Instructions). And our next question comes as a follow up from the line of Joe Maxa. Please go ahead.

Joe Maxa—Dougherty & Co.—Analyst

Just back on the discussion on kind of like linearity through the year. Would you expect as it looks today that the first half of the year is stronger than the second half of the year or does it sound like it is more a kind of flattish given that your comment suggesting just you are looking at a year-over-year metrics?

Cliff Bown—VASCO Data Security International—EVP and CFO

Joe, what we have in front of us is what’s in backlog. So we can comment on what’s there and that’s why Ken made the comment that the comparisons in the first half would be strong. The second half of the year is always a bit vague at this point. And that’s as we process through the year last year we were able to increase our guidance as we went through the year because that became more visible, more clearly evidence as to what the opportunities were. So we aren’t discounting the second half of the year.

Certainly the backlog is going to be heavily weighted in the first half because that’s the nature of backlog. It is what we have to manufacture, ship, and get out of the door. But we are not discounting the second half, the comment that we offered in the prepared remarks really reflected the fact that the revenues for us started to gain a lot of momentum in Q3 of 2014, so by that the fact that we are coming off a much higher base in the second half, that the comparisons of 2015 second half to 2014 second half will be much more difficult then to show the same positive results. But on a sequential basis it is really too early to tell.

Joe Maxa—Dougherty & Co.—Analyst

Okay. But it would suggest that your — given as the backlog is more first half weighted I mean I know some goes in the Q3 at Rabobank but throwing your enterprise and app solutions it would suggest the first half today the way you are looking is stronger in the second half unless things changed.

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

As I mentioned before it was similar — it seems similar to what we were in 2014, early 2014.

Operator

Our next question is a follow up from the line of Bridie Barrett. Please go ahead.

Bridie Barrett—Edison Capital—Analyst

Thank you. And just one last thing if I could. I listen to a presentation that one of your colleagues gave on the European and the ECB and the EBA regulation on internet security which was very interesting. And if I understood the conclusion of that correctly, there’s a deadline for August this year for a higher level of compliance. And, I guess I was just wondering that since these guidelines have been put in place and the timing has been put in place, have you noticed a change in the level of inquiries? Is there — do you get a sense that banks in general are more focused or whether they are actually or pretty much moving along that timetable anyway?

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Well, I think any of these regulations, wherever they are in the world assist us because it draws attention to the board room of the bank. And the board room of other companies around the world. CEOs are being fired because they haven’t been attentive enough to securing their organizations. So any of this helps. It is unfortunate that we see the newspapers of the equivalent electronic versions where there is hacking continually, it is an assault and we can’t ignore it.

The citizens of various countries around the world, it is no secret to them that we are being assaulted. So I don’t think there is ever been a time ever in the security industry where there is more attention being paid to what’s happening and considering what should be done to address it.

There have been some very high ranking individual CEOs that have addressed in the news a very aggressive budget for cyber security and addressing these issues. I won’t comment anything specific but you know what I am talking about. And so indeed we’ve never been in a situation ever where the market is more attuned to what we have to offer. Or what others in our industry have to offer.

Bridie Barrett—Edison Capital—Analyst

Okay. If I am understanding you correctly the fact there is actually a deadline and almost mandate for secure authentication on the banks actually most of them were already moving along in the direction anyway.

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

Yes. I think that’s true. I think that’s the case. And I think maybe the governmental regulators are simply addressing what is obvious.

Operator

(Operator Instructions). And we have no more questions at this time.

Ken Hunt—VASCO Data Security International—Chairman, Founder and CEO

All right. Very good. Well, as always I want to thank everybody for their attendance. Thank all of the analysts for their good questions and again as always I want to thank the VASCO people around the world for their professionalism, their hard work and being good corporate citizens. Bye everybody.

Operator

Ladies and gentlemen, that does conclude the conference call for today.